Exhibit 99.1

Hennessy Capital Acquisition Corp. III Announces $85 Million in Equity Capital Commitments

- All financing required to complete its proposed business combination with NRC Group fully-committed -

- Transaction expected to be completed in October 2018 -

NEW YORK – August 29, 2018 – Hennessy Capital Acquisition Corp. III (NYSE American: HCAC.U, HCAC, HCAC.WS) ("HCAC" or the “Company”) announced today that it has entered into definitive subscription agreements with both new and existing institutional investors for approximately $85.0 million of the Company’s preferred and common equity securities consisting of approximately $62.0 million of shares of the Company’s 7.00% Series A Convertible Preferred Stock at a cash purchase price of $100.00 per share (initial conversion price of $12.50 per share) and approximately $23.0 million of shares of the Company’s common stock at a cash purchase price of $10.25 per share in connection with HCAC’s previously announced acquisition (the “proposed transaction”) of all of the issued and outstanding membership interests of NRC Group Holdings, LLC (“NRC Group”) from JFL-NRC-SES Partners, LLC. As a result of these subscription agreements and the previously-announced investment from Nomura Securities International, Inc., HCAC has secured all the required financing necessary to complete the proposed transaction.

The proposed transaction is subject to customary closing conditions, including Company stockholder approval and the receipt of proceeds from the proposed equity financing activities, and is expected to close promptly following HCAC’s special meeting of stockholders to approve the proposed transaction. The parties expect the proposed transaction to be completed in October 2018. Following the satisfaction of these customary closing conditions and upon consummation of the proposed transaction, NRC Group will be a wholly-owned direct subsidiary of HCAC.

Credit Suisse Securities (USA) LLC, Stifel and Nomura Securities International, Inc. acted as joint private placement agents in connection with the subscription agreements.

Additional information about the proposed transaction is described in HCAC’s preliminary proxy statement relating to the acquisition, which HCAC filed with the U.S. Securities and Exchange Commission (the “SEC”) on July 20, 2018.

About Hennessy Capital Acquisition Corp. III

Hennessy Capital Acquisition Corp. III is a blank check company founded by Daniel J. Hennessy and formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. The company’s acquisition and value creation strategy is to identify, acquire and, after its initial business combination, build an industrial/infrastructure manufacturing, distribution or services business. For additional information, please visit www.hennessycapllc.com. No portion of HCAC's website is incorporated by reference into or otherwise deemed to be a part of this news release.

Additional Information About The Transaction And Where To Find It

The proposed transaction will be submitted to stockholders of HCAC for their consideration. HCAC has filed with the SEC a preliminary and intends to file with the SEC a definitive proxy statement in connection with the proposed transaction and other matters and will mail a definitive proxy statement and other relevant documents to its stockholders as of the record date established for voting on the proposed transaction. HCAC's stockholders and other interested persons are advised to read the preliminary proxy statement filed with the SEC on July 20, 2018 and, once available, any amendments thereto and the definitive proxy statement, in connection with HCAC's solicitation of proxies for its special meeting of stockholders to be held to approve, among other things, the proposed transaction, because these documents will contain important information about HCAC, NRC Group and the proposed transaction. Stockholders may also obtain a copy of the preliminary or definitive proxy statement, once available, as well as other documents filed with the SEC regarding the proposed transaction and other documents filed with the SEC by HCAC, without charge, at the SEC's website located at www.sec.gov or by directing a request to Nicholas A. Petruska, Executive Vice President, Chief Financial Officer, 3485 North Pines Way, Suite 110, Wilson, Wyoming 83014 or by telephone at (312) 803-0372.

Participants in the Solicitation

HCAC, JFL-NRC-SES, NRC Group, and certain of their respective directors, executive officers and other members of management and employees may, under SEC rules, be deemed to be participants in the solicitations of proxies from HCAC’s stockholders in connection with the proposed transaction. Information regarding the persons who may, under SEC rules, be deemed participants in the solicitation of HCAC’s stockholders in connection with the proposed transaction is set forth in HCAC’s proxy statement. You can find more information about HCAC’s directors and executive officers in HCAC’s Annual Report on Form 10-K for the year ended December 31, 2017, filed with the SEC on April 2, 2018. Additional information regarding the participants in the proxy solicitation and a description of their direct and indirect interests are included in HCAC’s proxy statement, which can be obtained free of charge from the sources indicated above.

Forward-Looking Statements

This news release includes, or incorporates by reference, "forward-looking statements" within the meaning of the "safe harbor" provisions of the United States Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the use of words such as "estimate," "plan," "project," "forecast," "intend," "expect," "anticipate," "believe," "seek," "target" or other similar expressions that predict or indicate future events or trends or that are not statements of historical matters. Such forward-looking statements include, but are not limited to: (1) the financing component of the proposed transaction, including the subscription agreements described above; (2) references with respect to the anticipated benefits of the proposed transaction; (3) the projection of future financial performance of NRC Group, NRC Group’s operating companies and HCAC following the proposed transaction; (4) changes in the market for NRC Group's services and expansion plans and opportunities; (5) future acquisition or additional business combinations; (6) the sources and uses of cash; (7) the management and board composition of the Company following the proposed transaction; (8) the anticipated capitalization and enterprise value of the Company following the transaction; (9) the continued listing of the Company’s securities on the NYSE American; and (10) the expected date of closing the transaction.

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These forward-looking statements are not guarantees of future results and are subject to risks, uncertainties and assumptions that could cause actual results to differ materially and adversely from those expressed in any forward-looking statement. Important risk factors that may cause such a difference in connection with the proposed transaction include, but are not limited to, the following factors: (1) the occurrence of any event, change or other circumstances that could give rise to the termination of the purchase agreement between JFL-NRC-SES and HCAC; (2) the outcome of any legal proceedings that may be instituted against NRC Group, JFL-NRC-SES or HCAC following announcement of the proposed transaction and related transactions; (3) the inability to complete the transactions contemplated by the purchase agreement between JFL-NRC-SES and HCAC due to the failure to obtain approval of the stockholders of HCAC, consummate the anticipated financing, obtain necessary approval from governmental authorities or satisfy other conditions to the closing of the proposed transaction; (4) the ability to obtain or maintain the listing of the Company's securities on the NYSE American following the proposed transaction; (5) the risk that the proposed transaction disrupts the parties' current plans and operations as a result of the announcement and consummation of the transactions described herein; (6) the ability to recognize the anticipated benefits of the proposed transaction, which may be affected by, among other things, competition and the ability of the combined business to grow and manage growth profitably; (7) unexpected costs, charges or expenses related to or resulting from the proposed transaction; (8) changes in applicable laws or regulations; (9) the possibility that NRC Group or HCAC may be adversely affected by other economic, business, and/or competitive factors; and (10) other risks associated with the proposed transaction, as more fully discussed in the proxy statement to be filed by HCAC with the SEC in connection with the proposed transaction. Investors and potential investors are urged not to place undue reliance on forward-looking statements in this news release, which speak only as of this date. Neither HCAC nor JFL-NRC-SEC nor NRC Group undertakes any obligation to revise or update publicly any forward-looking statement to reflect future events or circumstances. Nothing contained herein constitutes or will be deemed to constitute a forecast, project or estimate of the future financial performance of HCAC, NRC Group, or the combined company, following the implementation of the proposed transaction or otherwise. In addition, actual results are subject to other risks identified in HCAC's prior and future filings with the SEC, available at www.sec.gov.

No Offer or Solicitation

This news release does not constitute an offer to sell or the solicitation of an offer to buy any securities, or a solicitation of any vote or approval, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

Contacts:

Hennessy Capital Acquisition Corp. III

Nicholas A. Petruska, (312) 803-0372
Executive Vice President and CFO

npetruska@hennessycapllc.com

Liolios Group, Investor Relations

Cody Slach

(949) 574-3860

HCAC@liolios.com

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